EXHIBIT 99.(b)

FLORIDA PROGRESS CORPORATION
One Progress Plaza
St. Petersburg, Florida  33701
Fax: (813) 824-6401

INVESTOR INFORMATION
Analysts' Contacts:
Richard R. Champion, Director, Investor Relations  (813) 824-6428
Mark A. Myers, Manager, Investor Communications  (813) 824-6422


                                                            April 21, 1994


Florida Progress Corporation releases first-quarter earnings

Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported first-quarter earnings of $35.8 million, compared with $34.4 million earned a year ago. Higher revenues from Florida Power and improved operating results from Florida Progress' diversified operations were the main reasons for the company's increase in first-quarter earnings. Florida Power's higher revenues in the first quarter of 1994 were offset significantly because of costs associated with an early retirement option.

Revenues for the quarter ended March 31 totaled $629.3 million, compared with $493.3 million for the same period in 1993. Earnings per share in the first quarter of 1994 were 40 cents, compared with 39 cents a share a year ago.

Florida Power, the largest subsidiary of Florida Progress, earned $31.8 million, or 36 cents per share, on revenues of $483.5 million in this year's first quarter, compared with earnings of $31.5 million, or 36 cents a share, on revenues of $407 million for the same period a year ago.

Utility revenues increased in 1994 primarily because retail kilowatt-hour sales rose 5.5 percent and due to the continued impact of a phased-in rate increase during 1993. Colder-than-normal temperatures across Florida Power's 32-county service area contributed to the higher customer usage during the first three months of this year. The average residential customer used 8.2 percent more electricity this year than during the same three-month period last year.

As a measure of cold weather, heating-degree days indicate variances from year to year. In this year's first quarter, the heating-degree days in Florida Power's service territory were more than 35 percent higher than last year's first quarter, and about 19 percent above the 10-year average. These variances indicate that the utility's service area experienced relatively cold temperatures during the first three months of 1994.


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Energy sales also increased during the first quarter of this year because customer growth was 3.2 percent, compared with 2.1 percent a year ago. The higher customer growth rate is primarily due to Florida Power's acquisition of the city of Sebring's distribution system in June of last year. This acquisition added about 12,500 customers to Florida Power's system.

Another factor contributing to increased revenues and higher earnings at the utility this year has been the continued impact of a phased-in rate increase during 1993. State regulators granted Florida Power an $86-million base rate increase in 1992, to be collected in three steps. The phased-in approach was designed to coincide with the completion of new capital additions, such as the in-service dates of new generating units.

The first phase of the increase, or about $58 million in annual revenues, went into effect in November 1992. In April 1993, the utility began collecting the second phase, or approximately $10 million in annualized revenues. The third, and final, part of the increase -- estimated to result in revenues of about $18 million annually -- went into effect in November 1993.

A voluntary early retirement option, offered by the company to more than 200 eligible employees in December 1993, was accepted by 177 of them in January 1994. Costs related to this option lowered earnings by $7.9 million, or 9 cents a share, during the first quarter of this year. In last year's fourth quarter, initial expenses for the early retirement option reduced 1993 earnings by $3.4 million.

In this year's first quarter, earnings from Florida Progress' diversified operations nearly doubled over the same period in 1993, largely because of higher revenues and increased earnings from Electric Fuels Corporation, the company's coal mining and transportation subsidiary. An acquisition in June 1993 by Electric Fuels boosted the company's 1994 operating results. Earnings also were higher during the quarter due to a state tax adjustment that lowered corporate overhead costs in 1994. Diversified earnings were $4 million, or 4 cents per share, compared with the $2.1 million, or 2 cents a share, earned last year.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of $5.6 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.


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                              Florida Progress Corporation                         Page 3
                    Selected Financial Information (Unaudited)
                                   (In millions)



                                 Three Months Ended                 Twelve Months Ended
                                    March 31    Percent                 March 31     Percent
                                  1994     1993  Change               1994      1993  Change
                               --------  ------ -------          --------- --------- ------
Revenues:
  Electric utility              $483.5   $407.0     18.8          $2,034.1  $1,798.0     13.1
  Diversified                    145.8     86.3     68.9             550.9     327.1     68.4
                              ---------------------------------  -----------------------------
    Total revenues               629.3    493.3     27.6           2,585.0   2,125.1     21.6
                              ---------------------------------  -----------------------------
Expenses:
  Electric utility:
    Fuel and purchased power     162.2    121.6     33.4             699.1     614.0     13.9
    Other oper. & maintenance    138.3    117.5     17.7             535.6     457.8     17.0
    Depr. and other taxes        104.7     93.2     12.3             404.3     353.7     14.3
                              ---------------------------------  -----------------------------
      Total utility expenses     405.2    332.3     21.9           1,639.0   1,425.5     15.0
  Diversified                    134.1     76.2     76.0             498.2     289.5     72.1
                              ---------------------------------  -----------------------------
      Total expenses             539.3    408.5     32.0           2,137.2   1,715.0     24.6
                              ---------------------------------  -----------------------------
Income from operations            90.0     84.8      6.1             447.8     410.1      9.2
Interest expense and other        36.4     34.2      6.4             138.6     140.8     (1.6)
                              ---------------------------------  -----------------------------
Income before income taxes        53.6     50.6      5.9             309.2     269.3     14.8
Income taxes                      17.8     17.0      4.7             111.2      90.1     23.4
                              ---------------------------------  -----------------------------
Income before cum. effect of
  accounting change               35.8     33.6      6.5             198.0     179.2     10.5
Cumulative effect of change in
  accounting for income taxes      -        0.8      -                 -         0.8      -
                              ---------------------------------  -----------------------------
Net Income                       $35.8    $34.4      4.1            $198.0    $180.0     10.0
                              =================================  =============================
/TABLE
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                                               Florida Progress Corporation                                 Page 4
                                        Selected Financial Information (Unaudited)


                                   Three Months Ended Percent   Twelve Months Ended Percent
                                        March 31     Positive        March 31      Positive
                                      1994     1993 (Negative)     1994      1993 (Negative)
                                  -------- -------- --------   -----------------  --------
Earnings Per Share:
 Florida Power Corporation           $0.36    $0.36      -        $2.05     $2.00       2.5
                                  -------- --------            -----------------   --------
 Electric Fuels Corporation           0.03     0.02      50.0      0.18      0.14      28.6
 Mid-Continent Life Insurance Co.     0.03     0.02      50.0      0.10      0.09      11.1
 Progress Credit Corporation
   Lending and Leasing                0.01     0.01      -         0.02      0.04     (50.0)
   Real Estate                       (0.02)   (0.02)     -        (0.08)    (0.18)     55.6
 Corporate and other                 (0.01)   (0.01)     -        (0.04)    (0.02)   (100.0)
                                  -------- --------            -----------------
 Diversified (before SFAS 109)        0.04     0.02     100.0      0.18      0.07     157.1
                                  -------- --------            -----------------
 Income before accounting change      0.40     0.38       5.3      2.23      2.07       7.7
 Change in accounting                 -        0.01      -         -         0.01      -
                                  -------- --------            -----------------
 Total                               $0.40    $0.39       2.6     $2.23     $2.08       7.2
                                  ======== ========            =================


Average shares outstanding (mill.)    89.4     87.7       1.9      88.8      86.6       2.5
Dividends per share                 $0.495   $0.485       2.1    $1.960    $1.920       2.1
Book value per share                                             $20.35    $19.83       2.6

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                                                                                       March 31
                                        March 31                             1994               1993
                                      1994     1993                       Amount   Percent     Amount   Percent
                                  -------- --------                     --------- --------   --------- --------
Equity investments (percent):                       Capitalization (in millions):
 Florida Power Corporation              84       84     Common stock     $1,826.1      45.5   $1,744.3     45.5
 Electric Fuels Corporation              8        7     Preferred stock     148.5       3.7      183.5      4.8
 Mid-Continent Life Insurance Co.        4        4     Long-term debt    1,891.5      47.1    1,780.6     46.4
 Progress Credit Corporation             4        5     Short-term
                                                          capital           150.9       3.7      127.9      3.3
                                  -------- --------                     --------- --------   --------- --------
   Total                               100      100       Total          $4,017.0     100.0   $3,836.3    100.0
                                  ======== ========                     ========= ========   ========= ========
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                                            Florida Power Corporation
                                      Selected Statistical Data (Unaudited)                Page 5
                                   (In millions, except billing degree days)


                          Three Months Ended            Twelve Months Ended
                                March 31     Percent          March 31       Percent
                            1994     1993    Change        1994      1993     Change
                          -------- -------- --------     --------  --------  --------
Revenues:
  Residential               $267.5   $216.3     23.7     $1,109.9    $928.5      19.5
  Commercial                 102.5     91.9     11.5        468.5     414.9      12.9
  Industrial                  39.7     35.3     12.5        166.3     139.2      19.5
  Other retail sales          23.4     18.6     25.8        104.5      89.9      16.2
                          -------- --------              --------  --------
                             433.1    362.1     19.6      1,849.2   1,572.5      17.6
  Sales for resale            30.9     23.6     30.9        129.6      98.5      31.6
                          -------- --------              --------  --------
                             464.0    385.7     20.3      1,978.8   1,671.0      18.4
  Other electric revenues     12.3     20.4    (39.7)        58.0      64.9     (10.6)
  Deferred fuel                7.2      0.9     -            (2.7)     62.1      -
                          -------- --------              --------  --------
      Total                 $483.5   $407.0     18.8     $2,034.1  $1,798.0      13.1
                          ======== ========              ========  ========

Kilowatt-hour sales billed:
  Residential              3,237.7  2,906.8     11.4     13,703.5  12,765.8       7.3
  Commercial               1,723.7  1,664.2      3.6      7,944.3   7,581.2       4.8
  Industrial                 830.2    781.3      6.3      3,429.7   3,239.1       5.9
  Other retail sales         426.2    407.8      4.5      1,908.5   1,799.3       6.1
                          -------- --------              --------  --------
                           6,217.8  5,760.1      7.9     26,986.0  25,385.4       6.3
  Sales for resale           514.8    381.8     34.8      2,252.5   1,837.2      22.6
                          -------- --------              --------  --------
      Total electric sales 6,732.6  6,141.9      9.6     29,238.5  27,222.6       7.4
                          ======== ========              ========  ========

System Requirements (KWH)    6,874    6,472      6.2       30,646    28,754       6.6

Retail KWH Sales
  (Billed & Unbilled)        6,160    5,839      5.5       27,095    25,490       6.3

Billing Degree Days:
  Cooling                     -        -        -           3,386     3,322       1.9
  Heating                      453      334     35.6          627       537      16.8


Note:  Total revenues include billed revenues and unbilled revenues that are accrued for accounting purposes.  Statistics for total kilowatt-hour sales only include billed kilowatt-hour sales.  The statistic for system requirements is based on total system generation, so it includes billed and unbilled sales.  Since system requirements include billed and unbilled kilowatt-hour sales, it is a better measure of total sales growth.
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